Conference Call Transcript

SCST — Q1 2005 SCS Transportation Earnings Conference Call

Event Date/Time: Apr. 20. 2005 / 4:00PM CT

Operator

At this time I would like to welcome everyone to the SCS Transportation first-quarter earnings conference call. With us today are Bert Trucksess, Chairman, President and CEO; Jim Bellinghausen, Vice President of Finance and CFO; and Greg Drown, Treasurer. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS). As a reminder, today’s call is being recorded. Thank you. I will now turn the conference over to Mr. Greg Drown. Please go ahead sir.

Greg Drown - SCS Transportation, Inc. — Treasurer

Thank you. Good afternoon, everyone, and thanks for joining our call. For those of you that don’t have a copy of our earnings release, it is available on our Website. We would also like to remind you that the SEC encourages companies to disclose forward-looking information so that investors can better understand the future prospects of the company and make informed investment decisions. During this call, some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 could be made. These forward-looking statements, and all other statements that may be made on this call that are not historical facts, are subject to a number of risks and uncertainties and actual results may differ materially. We would like to refer you to our earnings release in our most recent SEC filings for more information on the specific risk factors that could cause actual results to differ.

I will now turn the call over to Bert Trucksess.

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Thank you, Greg, and good afternoon everyone. As you saw in our release, our consolidated revenues, operating income and net earnings continued to grow. Our revenues exceeded the $1 billion mark for the past four quarters. Saia continues to improve core performance, and one year after its expansion into the Midwest through the acquisition of Clark Bros., is well positioned for additional growth. While Jevic had a challenging quarter, they have made strides that we believe will help position the Company for better results in coming quarters, especially in the second half of the year.

Before I go into additional details on the operating companies, Jim will first review our consolidated results.

Jim Bellinghausen - SCS Transportation, Inc. — VP Finance, CFO & Secretary

Thank you, Bert, and good afternoon to everyone. Consolidated revenue for the first quarter was 253 million, up 12% from the first quarter of 2004. Excluding fuel surcharges, revenue was up about 8%. Operating income for the first quarter was 9.2 million, up 36% from the first quarter of 2004. Last year’s first quarter included $1 million in integration charges at Saia. In addition, last year’s first quarter excluded operating losses associated with Clark’s seasonally-weak January through mid-February period and related purchase accounting effects which totaled about 400,000.

On a pro forma basis, including full quarter results for Clark and purchase accounting effects, first-quarter operating income improved by 25%. Net holding company operating expenses were $900,000 less in this year’s first quarter, largely due to the impact of relative stock price performance on equity-based compensation plans.

Our effective tax rate for the quarter was just under 41%, which we expect to be our full-year effective tax rate as well. Our net income in the first quarter was 4 million and earnings per share were $0.26, compared to our first quarter 2004 earnings per share of $0.17. The prior-year quarter earnings included integration charges of $0.04 per share.

First quarter net capital expenditures were 15 million and depreciation expense was 12 million. We continue to expect net capital expenditures for 2005, including several strategic real estate opportunities in Saia’s current geography, to be in a range of 75 to 85 million. Consolidated depreciation expense is expected to be 50 million.

We had no borrowings under our revolving credit facility during the quarter. As of March 31, debt net of our $11 million cash position was 109 million and our net debt-to-capital ratio was 33%. During the first quarter, we amended the terms of our revolving credit facility to extend the maturity, increase the capacity by 35 million, and improve the pricing of the agreement. We continued to maintain ample capacity for growth initiatives.

I will now turn it back to Bert to discuss details on operating company performance.

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Think you, Jim. I will start by reviewing results at Jevic.

For the quarter, revenue was 86 million, up 5% from last year, 1% if you exclude the impact of fuel surcharges. Yield performance was strong, with both LTL and truckload yields, excluding fuel surcharge, up about 4%. Tonnage was softer than expected, with total tons down 3%.

Operating income was $500,000, well below last year’s 1.9 million, and the operating ratio was 99.4. We have talked in the past about the significant operating leverage in our business, and unfortunately it works both ways. First-quarter results were unfavorably impacted by the tonnage decline, which hurt fixed cost coverage and contributed to variable cost diseconomies. Jevic has implemented fixed cost reductions in both the first quarter and again in April, which should benefit subsequent quarters.

As we discussed on our January conference call, Jevic also implemented an organizational realignment in January and we are encouraged with initial results. This realignment had two key objectives — first, to quickly improve service consistency, which is the foundation for restoring stronger tonnage trends; and secondly, improving operating cost effectiveness.

Service consistency improved during the quarter, with particularly strong March performance that has continued into April. While hurt by weaker volumes, commitments to service and some Northeast weather impacts, operating cost efficiency improved over fourth-quarter run rates.

Going forward, we expect Jevic profitability to improve due to increased revenue from strong service, targeted sales initiatives and a continued favorable yield environment. We also expect profitability to benefit from cost initiatives, including fixed cost reductions and continued progress in operating cost effectiveness. Realistically, while these improvements should be evident in the second quarter, we anticipate it will take at least two quarters to get back to original plan performance for 2005.

Now turning to Saia. We are pleased with their continued growth and improved profitability. First-quarter revenue was 167 million, up 17% from the first quarter of 2004. You will recall that Saia purchased Clark Bros. in the middle of the first quarter of 2004. With Clark revenue included for the entire first quarter of 2004, pro forma revenue increased 11%.

Saia yield performance continued to be strong, with LTL revenue per hundredweight, excluding fuel surcharge, increasing 3% versus last year’s quarter. Truckload yields, although a smaller impact, were up 11%. Tonnage growth was good; however, we did see some volume softness as the quarter progressed.

As a result of favorable revenue trends and (technical difficulty) efficiency initiatives, Saia produced first-quarter operating income of $9 million versus 6.1 million in 2004. Excluding just the integration charges in 2004, operating income improved 26% and the operating ratio improved 40 basis points to 94.6. And the operating income improvement was actually a 33% improvement if we also adjust the prior-year quarter for the pro forma effects that Jim mentioned earlier. One year after expanding into the Midwest, Saia is well positioned and prepared to pursue additional growth initiatives, both to boost density within existing geography and to look at new geography.

Last, I would like to discuss our consolidated outlook for 2005. We continued to see a healthy economy, although various indicators have shown some conflicting trends, so there is a bit of uncertainty. We use the blue-chip economic indicators as our primary source for economic projections, and they continued to have a consensus forecast for industrial production growth in 2005 and 2006 of approximately 4%, and a real GDP forecast of about 3.5% in both years.

In its most recent release earlier this month, 25 of 52 blue-chip economists raised their industrial production forecast for 2005, confirming expected strength in the industrial sector. In January, we provided annual earnings guidance in a range of $1.65 to $1.80 per share. The current economic assumptions for blue chip remain consistent with that guidance and Saia results are tracking well for the year. However, the January guidance anticipated stronger first quarter and run rate performance at Jevic.

While they are focused on returning to planned performance rapidly, we believe it is now appropriate to lower our annual guidance range by $0.10; therefore, our new guidance range for 2005 earnings per share is $1.55 to $1.70. This of course is dependent on all the other risk factors that we cited in our release and SEC filings.

In closing, we are encouraged that Jevic’s realignment, along with their service and cost efficiency initiatives, will produce sequential quarterly improvement. We are pleased with the performance of Saia and excited about continued opportunities for growth and profit improvement.

Now we would be happy to open it up for your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jack Waldo, Stephens Inc.

Jack Waldo - Stephens, Inc. — Analyst

Congratulations on a good quarter, especially at Saia. I wanted to explore the comments you made about Saia’s business trends and some softness as the quarter progressed. Can you break down what you saw on a monthly basis?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

I would just say we saw growth in the quarter. We just saw some moderation in March. There is a little bit of noise the way good Friday fell that makes the comparisons both in March and April a little difficult, but we did see some decline in March.

Jack Waldo - Stephens, Inc. — Analyst

On that, are you seeing an equal type tick up so far in April? Could you comment on what you’re seeing in April so far?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Again, the noise with good Friday is such that April, I would say right now, would kind of be trending like we saw in March. But, it is still a limited number of days in April. The end of the month usually has some strength. Right now, I would just say some of the moderation we saw in March would be continuing in April, but that might change.

Jack Waldo - Stephens, Inc. — Analyst

Could you — it looks to me like margin improvement, especially factoring in Clark for the full year in ‘04, was pretty substantial, and we saw very good increases in incremental margins. Are you — is that coming more from the function of old Saia lanes? Are you seeing a pretty good improvement in your business between what was Saia’s geographic footprint and what was Clark’s?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

I would say it’s broad-based across their network. We really evaluate the profitability of Saia on their total network and its function of some growth in tonnage, a good yield environment; and they’ve really done a nice job on the cost side.

Jack Waldo - Stephens, Inc. — Analyst

What are you seeing in the lanes between Clark — well, what was Clark and what was Saia?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

We call the lanes between the old Saia and the new territory synergy lanes, and that business has been strong. It actually continues to exceed the original business case that we had.

Jack Waldo - Stephens, Inc. — Analyst

Fair enough. It sounds like — just moving to Jevic real quick. You talked about what you have done to try to lower the fixed costs on a hurdle rate. Could you expand on that a little bit? Is that a function of consolidating some terminals or cutting headcount?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

With the lower volumes, it’s primarily been salaries and wages, and benefits that flow from that that’s been the biggest area.

Jack Waldo - Stephens, Inc. — Analyst

Will that impact your revenue potential for this year, do you believe?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

No, it won’t. We are very focused on continuing to be — with the service, number one, we want the operating organization to continue to make the investments in strong service and continue to have our sales initiatives to grow the tonnage. Because, certainly, with 3% tonnage declines, it’s just hard to overcome some of the diseconomies that occur there. So, the reductions have focused in areas other then sales and operations.

Jack Waldo - Stephens, Inc. — Analyst

At what point — as the economy has improved over the last six quarters, and Saia has really gained a lot of momentum — and maybe it’s acquisition and you’ve expanded — we’re seeing the returns — the differentiation between the returns at Saia and Jevic expand immensely. I’m just wondering, do you have confidence that you can return, that you can get Jevic to the point that Saia is at? Or is there a point where you just throw in the towel? And what are your plans there with Jevic going forward, assuming that the model just has some constraints to it that will offset the value that the market will pay for Saia?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

We continue to believe that Jevic can indeed perform stronger than, certainly, these levels that we saw in the first quarter. And if you recall from our January conference call, we indicated a goal, an expectation that going out 18 to 24 months our goal was to get Jevic to a 95 OR. That, by the way, is — there’s still a 2 point differential at a 95 OR to what our goal would be for Saia at that time. So, we do have a differential in the goal, but we continue to believe going out in time that that type of goal is achievable.

Jack Waldo - Stephens, Inc. — Analyst

Last question. It looked to me like we saw a sequential decrease in D&A for the second quarter. And you guys had said, I guess, D&A will be somewhere in the 48 to $50 million range. But, we’re going to see a pretty significant ramp up in the second half of the year? Is that correct? And what is causing those trends?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Jim, do you want to comment?

Jim Bellinghausen - SCS Transportation, Inc. — VP Finance, CFO & Secretary

Our outlook still is for depreciation in the 50 million range. And we took about 15 million in capital expenditures in the first quarter, and we would anticipate additional capital expenditures probably sooner in the year than what we saw last year. So, I think we’re still comfortable with kind of — I think last year we were in the 47, 48 — somewhere in that range. Close to 50 million, I think, is still realistic for our depreciation run rate.

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Also remember that some of the higher — much of the higher capital that we are looking at for the balance of the year is tied to real estate which would not have — obviously, have a depreciation component for the land portion.

Jack Waldo - Stephens, Inc. — Analyst

I appreciate your time.

Operator

Jordan Alliger, Deutsche Bank.

Jordan Alliger - Deutsche Bank — Analyst

I don’t know if you discussed this in detail. Can you maybe go into some of what caused the sharp fall-off on the Jevic volume? I know in general, people were saying that — this market has generally been saying that volume trends have been softer, but it was pretty soft.

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

The biggest effect, Jordan, for us is we did have some service inconsistency in the third and fourth quarters. And I believe a good portion of our particular trend is attributable to the lag effect of business moving away from Jevic due to some of those service challenges. And that is why coming out of the gate in January; our objective was to reestablish that strong service consistency. March service was very strong and we are optimistic that that portion of — that reason for tonnage decline now has gone from a weakness to a strength. And I think for us that’s been the biggest — that was the biggest factor.

Jordan Alliger - Deutsche Bank — Analyst

What is the — I think you touched on this — but what are some of the specific things you mentioned in terms of taking out some fixed expenses at Jevic that you’re looking at?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

It was primarily reductions in complement (ph).

Jordan Alliger - Deutsche Bank — Analyst

In what?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Complement; positions, people.

Jordan Alliger - Deutsche Bank — Analyst

I get it. And then, as you look at sort of the — although it’s going to take a little while to ramp it back up, I guess the question is — sequential improvement in the second quarter — are we talking 1 or 2 million in profit? Is that feasible? And I guess tied into that, what was the plan that you’re trying — in other words, you had a plan going into the year; how far short are we from that plan as you look out on the full-year expectations now?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Two things. Actually, let me go back. What I said before is there’s actually two components to the cost improvement, and one of them is some of the fixed cost. But also, in the operating cost, while the organization made some good progress in the first quarter, they have opportunities to continue that progress. And here we are talking about more the operating labor efficiency. And it is both of those areas. And it is the sort of thing, especially in the operating labor — it’s not going to be one event that occurs that moves the needle at one point in time; it’s going to be continuous improvement over the next several months, and in particular in the third quarter.

In terms of specific targets and plans, we really don’t get into disclosing all our individual monthly plans. I would just tell you that we did have plans, and Jevic did not perform at those internal plans in the first quarter. They are going to start to get back to that in the second quarter. But it won’t be until the third quarter they get near that original plan, and then be on track for the fourth quarter.

Jordan Alliger - Deutsche Bank — Analyst

And you expect to be on track then in 2006, all things being equal in the economy?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

We would expect with these initiatives that the run rate would be back on track going into 2006.

Jordan Alliger - Deutsche Bank — Analyst

Is it safe to say — this is the last question — is it safe to say Saia has been running above plan?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

At or above plan.

Operator

John Barnes, BB&T Capital Markets.

John Barnes - BB&T Capital Markets — Analyst

Bert, last year, especially after the Clark Bros. acquisition, we heard a couple of times that Saia had had some service difficulties that you had to spend some money; then you had Jevic with their service difficulties that you had to spend some money on. Do you see a time in 2005 where both operating units are kind of putting some of these service difficulties behind them? Is there a common cause? Is it you guys are too spread out and somebody is taking their eye off the ball, or is it you are just being kind of blindsided by some environmental factors or whatever that are causing some of these difficulties?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

First off, both companies, I think, right now have very good service. And I would take a little bit of exception with your characterization of Saia’s performance last year, John, from this standpoint. When we did the business case for the Clark integration, we recognized that to open up new lanes we would have to make service investments. And those service investments were part of our original business case. And I think what confused the situation a little bit was the fact that — and we talked about this in our second-quarter conference call last year — we had expected a core growth rate, in terms of volumes, that would have been stronger than what actually developed in the third quarter. And that really was not a function of the service being different at Saia from the business case. It really was just the drop-off in the tonnage growth rate that with the benefit of hindsight, I think a lot of that was just because the tonnage growth rate that we had in June and July was, for a couple of reasons, just above a sustainable rate. So, I think the service experience that we had at Saia, considering an acquisition that expanded the Company from 21 to 30 states, wasn’t fundamentally different than what we would have expected. And quite frankly, when companies have expansions of that nature, we think it was a very successful transaction. We did at Jevic have a service deterioration. And as I mentioned before, I think we have taken the steps in this first quarter to address that.

John Barnes - BB&T Capital Markets — Analyst

In looking at Jevic, what is your patience level? It sounds like you’re willing to give this thing 18 to 24 months to get to a 95 OR. At what point in that 18 to 24 months does something present itself that says okay, we just don’t think we’re going to be able to hit those thresholds, and you begin to think about Jevic as a core operating unit at SCS. Because I guess the point I’m coming from — if Saia is performing very well — you should be rewarded for the kind of profitability that they are putting up. And unfortunately it’s being dragged down by a 99.5 operating ratio this quarter. What is your patience level and what is the Board’s patience level in terms of allowing them to get there?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

As I said before, we continue to believe that there is upside to Jevic’s performance. And we continue to believe that if we can achieve an improvement in their margin to a 95 OR in the next 18 to 24 months, that that does create a lot of shareholder value. That is what our focus is.

John Barnes - BB&T Capital Markets — Analyst

In terms of the cost initiatives of Jevic, obviously you’re not hitting sales in operations, so you are kind of focused on trimming the fat that there. Do you feel like you have gotten deep enough? And have you really exhausted the cost reduction opportunities at Jevic, given what you want that business to look like?

And secondly, if you were to recapture some of this business that kind of went away from you in the second half of last year because of the service difficulties, do you find yourself right back in the same situation, in that less volume right now is allowing you to correct service and serve your customers; more volume would lead you right back into the service difficulties?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

We are pleased with the success we’re seeing on the cost initiatives. We are working diligently to improve the tonnage gains, and we think that the improved service is the foundation for doing that. We continue to be encouraged at the yield environment. And we think if we keep those initiatives in place that is how we’re going to be successful in improving the performance.

As we hit additional peak periods, we recognize that we have got to perform the service at those peak periods the way we have been performing here recently. And I would tell you that in the month of March, we tested ourselves because there were — at the end of the quarter there were period there that had some strong volumes on given days, and we were pleased with the way the organization performed. So, we are cautiously optimistic that we will be able to achieve that continued service consistency.

Operator

Jason Seidl, CSFB.

Jason Seidl - CSFB — Analyst

A couple of quick ones; I apologize if one of these has been asked before. Could you give us an update on Jevic and the driver situation?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

The driver situation is good. We continue to have active efforts to both address retention and recruiting — two separate initiatives. The fact that their tonnage has been down has taken some short-term pressure off of that situation. And quite frankly, we look forward to seeing tonnage grow later on in the year and being successful in continuing more recruitment, while also addressing retention. And Jevic’s retention rates — you hear about the truckload industry being well above 100%. And even though a large segment of Jevic’s drivers have some of the lifestyle, away from home issues that truckload has, the turnover is still in pretty good shape. They are in the 20 to 30% range.

Jason Seidl - CSFB — Analyst

Fair enough. Quick question at Saia. We had one of your smaller competitors. Their holding company announced it was being bought by a larger company, and their situation is probably up in the air right now. Are you seeing any freight roll over from them to you guys?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

We don’t comment about specific competitor activities, so I really don’t have a comment about any one company. It’s obviously an industry where there’s a lot of things going on right now. There are some other companies that are financially challenged. There’s just a lot of things going on. We like the fundamentals that we see in terms of the economy and the potential for industry consolidation.

Jason Seidl - CSFB — Analyst

Fair enough, Bert. Final question and I will let somebody else have at it. With the fuel surcharges being where they’re at, pretty high, are you expecting or have you seen any type of push-back on just rate renewals on contracts?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Well, certainly something that gets negotiated, but we have been satisfied that the overall rate environment between fuel surcharge and regular rates still remains pretty good.

Operator

Art Hatfield, Morgan Keegan.

Art Hatfield - Morgan Keegan — Analyst

Most of my questions have been answered, but one thing I would like you to touch on, Bert, that — you talked about Saia in particular, how volumes trended through the quarter. And you saw things a little bit; I guess you would say, slower from a growth standpoint in March. Can you comment on how the pricing environment evolved as you moved through the quarter, and kind of where it is today in April, if you have a clear picture there?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

I don’t know that I saw any sequential change in pricing environment. For the most part the pricing environment is good. You still periodically will see some individual situation where in a particular lane or with a particular company you might see something that is unusual. But I didn’t see any major sequential change in that.

Art Hatfield - Morgan Keegan — Analyst

One last thing — on your guidance for the year, I just want to see if I got this clear. As you went through and you decided to take out the $0.10 for the year, you alluded to the fact that you based a lot of your guidance on estimates for industrial production and GDP. And that hasn’t changed much, really, from where it was at when you first put the guidance out for the year. But the one thing that had changed was the fact that Jevic was really underperforming. Is that true, where the lowering of the guidance came from? And obviously, that means that the changes you made this year are not going to be able to mitigate that shortfall that you have seen in the first quarter for the year.

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

I think that is a fair assessment. Again, we are working hard to get Jevic improved from a run-rate basis so that the second half is stronger. But, there is a gap for the year, and that is the main part of the guidance update.

Art Hatfield - Morgan Keegan — Analyst

And you’re not saying that you see a definite change in the economic environment?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

We are basing our guidance on the assumption that the core economic environment remains consistent with that original guidance.

Operator

Arthur Winstead, Pilot Advisors.

Arthur Winstead - Pilot Advisors — Analyst

This is probably the fourth or fifth change in trying to improve the operations at Jevic since that man from Yellow bought this thing. And I’m curious what are you changing this time and how is it different from the previous four changes of doing things?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Again, we feel we have done some things to strengthen our operations organization, which improves the service positioning while concurrently improving our capability over time to be more cost effective. We have addressed some of our fixed cost. The yield environment is good. And if we can continue the success in these areas and reenergize the tonnage, we think that that will go a long way to getting us toward that 5% margin goal that we have been talking about.

Arthur Winstead - Pilot Advisors — Analyst

But can you be more specific on what exactly you are doing? One thing I was confused about — you did say that you’re reducing the wages and certain things which may or may not be fixed, but it seems like you are suggesting by having less people that your service level is going to improve, is what comes out of it. So I was hoping you could be a little more specific about what you are doing.

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

What I said before was that the cost reduction areas were not areas that were core to operations or to sales; it was more for administration and salary areas. And the whole premise behind that has been to take out cost and not adversely affect the initiatives to grow tonnage and improve service.

Arthur Winstead - Pilot Advisors — Analyst

So, what are the initiatives? What exactly are you doing to improve service and grow tonnage? Are you hiring more salesmen like you did last year or the year before in Saia? What is going on there?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

What are we doing on service?

Arthur Winstead - Pilot Advisors — Analyst

Yes. How are you improving and what are you doing to improve it?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Again, within the operations group, we had an operations realignment. We have had a variety of initiatives that look at the — all of the blocking and tackling things that go on on a daily basis with detailed accountability reviews. And I would tell you that from the time that those initiatives were put in place in January, we saw consistent improvement both in service consistency and cost performance in operations. And the service levels that we achieved in March and continuing into April are very strong. And we see that as the foundation for building tonnage growth in the future. The service is very strong. And as we continue to further improve on all the blocking and take tackling initiatives, and benefit from some additional tonnage, which helps offset some of the diseconomies that you get with negative tonnage, we believe that will further improve cost efficiency.

Arthur Winstead - Pilot Advisors — Analyst

You have been around this company, the Jevic company, for a long time now. Do you think that the business model really holds water and that there’s an opportunity to get a 95% rate like you’re saying, that it really can work? Or is this such a flawed hybrid type of a company that it really doesn’t lend itself to this 95% thing?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

We believe, number one, that customers value the service proposition that Jevic is capable of operating; that with the consistency of service that they have, and with better cost effectiveness and some tonnage gain that we are going to be able to achieve a 5% margin.

Arthur Winstead - Pilot Advisors — Analyst

One last question, Bert. Out of all of these capital expenditures, how much is for Jevic?

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Do you have that particular number? Art, all the real estate capital that we’re looking at is for — that’s for Saia. And on a net basis it’s about 29 million for Jevic.

Operator

At this time I’m showing no further questions. I will turn the conference back to Mr. Bert Trucksess for any closing remarks.

Bert Trucksess - SCS Transportation, Inc. — Chairman, President & CEO

Thank you very much for joining us today and we look forward to talking with you all again in July. Thanks.

Operator

Thank you. That concludes the SCS Transportation first-quarter earnings conference call.